Exhibit 99.1

Investor/Media Contacts:

Scott M. Bier, Vice President, CFO

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FOURTH QUARTER AND YEAR END

2009 FINANCIAL RESULTS

Poway, CA, March 11, 2010 — ALDILA, INC. (OTCQX: ALDA) announced today net sales of $14.7 million and net income of $1.0 million ($0.19 income per share) for the three months ended December 31, 2009.  In the comparable 2008 fourth quarter, the Company had net sales of $11.5 million and a net loss of $1.3 million ($0.26 loss per share).  For the year ended December 31, 2009, net sales were $49.8 million and a net loss of $243,000 ($0.05 loss per share) as compared to net sales of $53.6 million and a net loss of $2.5 million ($0.48 loss per share) for the year ended December 31, 2008.

“Our golf sales rose 21% in the fourth quarter of 2009 versus the fourth quarter of 2008 on a 20% increase in golf units shipped.  Our average selling price was flat for the quarter.  The Company benefited by a positive mix change during the quarter.  This positive mix change coupled with increased manufacturing efficiencies and lower manufacturing costs were contributors that drove increases in gross profit and gross margins during the fourth quarter 2009 versus the fourth quarter of 2008.  During the fourth quarter we saw the positive effects of our reduced manufacturing cost structure after the closing of our Mexico factory and the increase in production volumes running through our two Asian facilities.  Our Composite Materials business continued to gain strength during the fourth quarter of 2009 with sales increasing by 76% versus the comparable quarter last year,” said Mr. Peter R. Mathewson, Chairman of the Board & CEO.

“In the fourth quarter we experienced a steady increase in business activity.  Golf shipments and incoming orders were strong.  Our golf customers appear cautiously optimistic that 2010 will be somewhat of a recovery year and we are certainly seeing OEM’s returning to historical ordering patterns at this time.  This has been fueled by relatively low inventory levels in the distribution channels and a broad array of new product offerings.  Initial retail “sell in” appears to be good; however, the uncertainty lies with the “sell through”.  It is dependent on the mindset of the golf consumer and whether they return to purchasing new clubs in enough numbers to continue to pull the product through the channels,” said Mr. Mathewson.

“While 2009 was as challenging a year as any of us can remember we are pleased with our results as we certainly fared better than most in our industry.  During the year we had two notable achievements; we grew our market share and we finished the year as the number one wood shaft manufacturer on the PGA and Nationwide Tours.  Our golf sales were off 7% for the year ended 2009 as compared to 2008 on a decrease of golf shaft units shipped of 6%.  Our average selling price decreased by 2% for the year ended 2009 as compared to 2008.  Our Composite Materials sales decreased by 6% for the year ended 2009 as compared to 2008.  Our ending backlog as of December 31, 2009 was $10.6 million as compared to $8.6 million as of December 31, 2008,” Mr. Mathewson said.

“We had a tight control on our spending during the year and reduced our selling, general and administrative expense by 20% for the year ended 2009 as compared to 2008, which helped us to pay down our debt by $4.7 million during 2009.  We will maintain tight cost controls in 2010 as well and anticipate annual savings of $400,000 - $500,000 moving the Company’s stock listing from NASDAQ to the OTCQX Premier, with the Company no longer being an SEC registrant.  The savings will primarily come from a reduction in corporate expense associated with being a public company,” said Mr. Mathewson.

“Aldila enjoyed a tremendous year on the professional tours during 2009. We won the Grand Slam of Shafts by winning the wood and hybrid shaft count at every major championship.  In addition, Aldila was the most popular wood and hybrid shaft at every World Golf Championship event, and for the second year in a row, the leading wood and hybrid shaft at every FedEx Cup Playoff Event.  We had more total wood shafts in play on the PGA Tour than any other graphite shaft manufacturer and nearly twice as many hybrid shafts in play according to the Darrell Survey Company.  The Aldila NV®, VS Proto™ and DVS® shafts continue to be very popular on Tour as does our latest offering, the VooDoo®, which continues to be among the top shafts in play each week.  The new Aldila RIP™ also continues to grow in popularity and has already been used to win multiple events,” Mr. Mathewson said.

“In January at the PGA Merchandise Show, we launched our new NV VooDoo® and VooDoo® hybrid shafts.  The new NV VooDoo® has the same ball flight and characteristics which made the NV® one of the most successful shafts in history, with our new S-core Technology™ to even further enhance performance.  We also unveiled our new En Fuego™ Series of shafts, which consist of Wasabi™, Habanero™ and Serrano™, which are all designed with higher balance points to maximize the performance of today’s modern club designs.  Each shaft in the series offers a different launch profile and incorporates our patent-pending Micro Laminate Technology® for optimum feel.  Each of these new shaft offerings are being used in major club manufacturer product options in both stock and custom configurations.  Later this year, we will also be launching our new RIP™ shaft.  The RIP™ incorporates our new patent-pending RIP Technology and is already enjoying considerable success on Tour.  There is strong interest in it for new club programs among our OEM partners.  We believe the RIP™ will be another great platform offering a new unique technology which we can use to build a full range of products,” said Mr. Mathewson.

Aldila will host a conference call at 5 P.M. Eastern Time, on March 11, 2010, with Peter R. Mathewson, Chairman & CEO, Robert J. Cierzan, Senior Vice President, Composite

Materials and Scott M. Bier, Vice President, Chief Financial Officer, to review Aldila’s 2009 fourth quarter and year end financial results.  For telephone access to the conference call dial 1-866-290-0883 or 1-913-312-0650 for international calls and request connection to the Aldila conference call, Participant Passcode: 9874475.  A live webcast of the conference call can be accessed on the Aldila website at http://www.aldila.com.  An archive of the webcast will be available through our website for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2008, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  consumer discretionary spending will continue to be impacted by the world recession, which could have a material impact on our business;

•                  our product offerings, including the NV®, VS Proto™, DVS®, VooDoo® shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  demand for composite materials by our principal customers will decline;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  the Company will not be able to acquire adequate supplies of carbon fiber at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,104	$6,157
Accounts receivable	7,535	6,407
Income taxes receivable	—	2,272
Inventories	9,280	11,583
Deferred tax assets	562	809
Prepaid expenses and other current assets	679	484
Total current assets	25,160	27,712

PROPERTY, PLANT AND EQUIPMENT	11,649	12,789

DEFERRED TAXES	1,528	1,187

OTHER NON-CURRENT ASSETS	235	244

TOTAL ASSETS	$38,572	$41,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,141	$3,420
Income taxes payable	158	—
Accrued expenses	2,438	2,307
Short term debt	1,300	5,000
Other current liability	509	117
Total current liabilities	8,546	10,844

LONG-TERM LIABILITIES:
Deferred rent	111	153
Long term debt	2,167	3,167
Other long-term liabilities	1,332	1,508
Total liabilities	12,156	15,672

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,202,156 shares as of December 31, 2009 and 5,174,183 shares as of December 31, 2008	52	52
Additional paid-in capital	44,618	44,121
Accumulated deficit	(18,254)	(17,913)
Total stockholders’ equity	26,416	26,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,572	$41,932

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  - UNAUDITED

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

NET SALES	$14,726	$11,535	$49,774	$53,606
COST OF SALES	10,809	10,214	39,094	44,040
Gross profit	3,917	1,321	10,680	9,566

SELLING, GENERAL AND ADMINISTRATIVE	2,536	2,907	10,291	13,173
PLANT CONSOLIDATION	54	—	266	—
Operating income (loss)	1,327	(1,586)	123	(3,607)

OTHER INCOME (EXPENSE):
Interest income	5	19	17	308
Interest expense	(43)	(83)	(191)	(284)
Other, net	5	42	(71)	179

INCOME (LOSS) BEFORE INCOME TAXES	1,294	(1,608)	(122)	(3,404)
PROVISION (BENEFIT) INCOME TAXES	291	(264)	121	(901)

NET INCOME (LOSS)	$1,003	$(1,344)	$(243)	$(2,503)

NET INCOME (LOSS) PER COMMON SHARE	$0.19	$(0.26)	$(0.05)	$(0.48)

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION	$0.19	$(0.26)	$(0.05)	$(0.48)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,202	5,174	5,184	5,162

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,230	5,174	5,184	5,162

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Twelve months ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(243)	$(2,503)
Depreciation and amortization	1,771	1,866
Stock-based compensation	399	302
Loss on disposal of fixed assets	128	9
Changes in working capital items, net	4,335	(2,570)
Net cash provided by (used for) operating activities	6,390	(2,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(831)	(1,357)
Proceeds from sales of property, plant and equipment	88	19
Net cash used for investing activities	(743)	(1,338)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings against term loan	—	5,000
Payments for term loan	(1,000)	(833)
Borrowings against line of credit	5,100	9,500
Payments for line of credit	(8,800)	(5,500)
Proceeds from issuance of common stock	—	18
Dividend payments	—	(27,323)
Net cash used for financing activities	(4,700)	(19,138)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	947	(23,372)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,157	29,529

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,104	$6,157